Exhibit 10.4

April 6, 2017

George Migausky

184 Marlborough Street, Apt. 7

Boston, MA 02116

Dear George:

On behalf of Ocular Therapeutix, Inc., a Delaware corporation (the “Company”), I am pleased to offer you employment with the Company.  The purpose of this letter is to summarize the terms of your employment with the Company, should you accept our offer:

1. You will be employed to serve on a part-time (approximately fifty percent (50%)) basis as interim Chief Financial Officer, effective April 6, 2017. In this position, you will report to the Company’s Chief Executive Officer and shall have the duties, responsibilities and authority commensurate with your position in companies of similar type and size, plus such other related duties as may from time to time be reasonably assigned to you by the Company.

2. Your base salary will be at the rate of $12,458.33 per bi-monthly pay period (which if annualized equals $299,000), less all applicable taxes and withholdings, to be paid in accordance with the Company’s regular payroll practices.  Such base salary may be adjusted from time to time in accordance with normal business practices and in the sole discretion of the Company.

3. You may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents that govern those programs.  Benefits are subject to change at any time in the Company’s sole discretion.

4. You will be required to execute the Company’s Proprietary Information and Inventions Agreement, a copy of which is attached as Exhibit A hereto.

5. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing (or that purports to prevent) you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

6. You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986.  You may need to obtain a work visa in order to be eligible to work in the United States.  If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

7. This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the Company’s Chief Executive Officer, which expressly states the intention to modify the at-will nature of your employment.  Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.

8. As an employee of the Company, you will be required to comply with all Company policies and procedures.  Violations of the Company's policies may lead to immediate termination of your employment. Further, the Company's premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the Company at any time.  Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.

9. This offer letter is your formal offer of employment and supersedes any and all prior or contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this letter or your employment with the Company.  The resolution of any disputes under this letter will be governed by the laws of the Commonwealth of Massachusetts.

If you agree with the provisions of this letter, please sign the enclosed duplicate of this letter in the space provided below and return it to me.  If you do not accept this offer by April 10, 2017, this offer will be deemed revoked.

Very Truly Yours,

Ocular Therapeutix, Inc.

By:	/s/Amarpreet Sawhney
Name: Amar Sawhney
Title: Chief Executive Officer

The foregoing correctly sets forth the terms of my employment by Ocular Therapeutix, Inc., I am not relying on any representations other than those set forth above.

Date:	April 6, 2017	/s/ George Migausky
George Migausky